                                                                      EXHIBIT 12

                     LEHMAN BROTHERS INC. AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                             (DOLLARS IN MILLIONS)

                                  (UNAUDITED)

                                      FOR THE       FOR THE       FOR THE       FOR THE       FOR THE
                                      TWELVE        TWELVE        TWELVE        TWELVE        TWELVE
                                      MONTHS        MONTHS        MONTHS        MONTHS        MONTHS
                                       ENDED         ENDED         ENDED         ENDED         ENDED
                                    NOVEMBER 30   NOVEMBER 30   NOVEMBER 30   NOVEMBER 30   NOVEMBER 30
                                       1995          1996          1997          1998          1999
                                    -----------   -----------   -----------   -----------   -----------
Pre-tax earnings from continuing
  operations......................    $    78       $   309       $   593       $   847       $ 1,013
Add: Fixed charges (excluding
     capitalized interest)........      9,980        10,140        12,233        14,746        12,552
                                      -------       -------       -------       -------       -------
Pre-tax earnings before
  fixed charges...................     10,058        10,449        12,826        15,593        13,565
                                      =======       =======       =======       =======       =======
Fixed charges:
  Interest........................      9,954        10,121        12,216        14,730        12,535
  Other(a)........................         27            25            19            20            17
                                      -------       -------       -------       -------       -------
  Total fixed charges.............    $ 9,981       $10,146       $12,235       $14,750       $12,552
                                      =======       =======       =======       =======       =======
RATIO OF EARNINGS TO
  FIXED CHARGES...................       1.01          1.03          1.05          1.06          1.08

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(a) Other fixed charges consist of the interest factor in rentals and capitalized interest.